EXHIBIT 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Elects New Chief Executive Officer and Declares Special Dividend

November 29, 2012 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE MKT: MCF) announced today that the Company had expanded its Board to seven Directors and elected Mr. Joseph J. Romano as a Director, President and Chief Executive Officer.

Mr. Brad Juneau, owner and general manager of Juneau Exploration L.P., the Company’s advisor in all its exploration activities, will remain a Director of the Company and continue to oversee the Company’s operations.  Mr. Kenneth R. Peak, the founder of the Company, remains on a medical leave of absence.

Mr. Juneau commented “Ken has expressed to me his desire that the Company continue to execute its business plan with the appointment of a permanent CEO.  Ken will remain Chairman and will continue to be a valuable player in the Company he founded and loves so much.”

Joe Romano said “I am excited to have the opportunity to lead Contango which has had such extraordinary success since its founding in 1999.  As an early investor and initial Director of Contango upon its founding, and later as an investor in the Dutch-Mary Rose offshore discovery, I have had a close association with the Company, Ken Peak and Brad Juneau over the last dozen years.  With an inventory of at least six prospective drilling targets in the Gulf of Mexico assembled by Juneau Exploration, the Company is well positioned to add to its offshore production.”

Mr. Romano assisted Mr. Peak in founding the Company in 1999. Mr. Romano has worked in the energy industry since 1977.  Mr. Romano served as Senior Vice President and Chief Financial Officer of Zilkha Energy Company until its sale in 1998 and served as President and Chief Executive Officer of Zilkha Renewable Company until its sale in 2005.  He presently serves in various capacities in Zilkha-affiliated companies.  He is President and Chief Executive Officer of Olympic Energy Partners which owns working interests in Contango’s Dutch and Mary Rose fields, is President and Chief Executive Officer of ZZ Biotech, is Vice President and Director of Laetitia Vineyards and Winery and is Vice President of Zilkha Biomass Company.  Mr. Romano served as Chief Financial Officer, Treasurer and Controller of Texas International Company from 1986 through 1988 and its Treasurer and Controller from 1982 through 1985.  Prior to 1982, Mr. Romano spent five years working in the Worldwide Energy Group of the First National Bank of Chicago.  He earned his BA in Economics from the University of Wisconsin in Eau Claire and an MBA from the University of Northern Illinois.

The Board of the Company declared a special dividend of $2.00 per share of common stock to be paid on December 17, 2012 to each holder of record of the Company’s common stock as of the close of business on December 3, 2012.  After payment of the dividend of approximately $30.4 million, the Company anticipates having approximately $63 million in net available cash and will continue to have no debt and $40 million of unused borrowing capacity.

Contango is a Houston-based, independent natural gas and oil company.  The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico.  Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission.  Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960	Joe Romano
Houston, Texas 77098	(713) 960-1841
www.contango.com